FOR IMMEDIATE RELEASE                                    Exhibit 99.1
July 13, 1998

Contact: Investors   Susan Carr  (704-386-8059)
                     Kevin Stitt  (704-386-5667)
         Media       Bob Stickler  (704-386-8465)

DOUBLE-DIGIT REVENUE GROWTH DRIVES 23 PERCENT INCREASE IN OPERATING EARNINGS AT NATIONSBANK

CHARLOTTE, NC, July 13, 1998 -- NationsBank today reported that operating earnings rose 23 percent in the second quarter to $1.13 billion, or $1.18 per common share. Earnings totaled $919 million, or $.97 per share, a year earlier. This significant earnings improvement was primarily due to strong, broad-based increases in revenue, particularly from loan growth, investment banking and brokerage activities.

The company also recorded during the second quarter of 1998 a $430 million pre-tax gain on the sale of 67 banking offices in Florida arising from the merger with Barnett Banks. Including that gain, net income for the quarter was $1.41 billion, or $1.47 per share.

"NationsBank's core operating performance trends continue to be quite positive," said Chief Executive Officer Hugh L. McColl Jr. "We are particularly pleased with the growth in our fee-based businesses, such as investment banking and brokerage, which is lessening our dependence on spread-based income." McColl also noted that the assimilation of Barnett in Florida is on track. "We couldn't feel better about both our transition efforts and our financial performance in Florida," he said.

Operating earnings represented a return on average assets of 1.45 percent and a return on equity of 18.3 percent, exceeding the 1.30 percent and 15.7 percent, respectively, a year earlier.

Cash operating earnings -- which exclude the amortization of intangibles -- increased 21 percent from a year earlier to $1.27 billion, or $1.32 per share. Return on average tangible common shareholders' equity rose to 35 percent on an operating basis from 30 percent a year earlier.

For the first six months of 1998, operating earnings totaled $2.27 billion, or $2.38 per share, up 28 percent from $1.77 billion, or $1.87 per share a year earlier. Net income for the first six months was $1.90 billion, or $1.99 per share.

Earnings Highlights (second quarter 1998 compared to second quarter 1997)
-------------------------------------------------------------------------
*  Total revenues increased 14 percent to $4.42 billion.
* Noninterest income rose 31 percent to $1.86 billion, equal to 42 percent of total revenues compared to 37 percent a year earlier.
*  Managed loans and leases grew 8 percent to $194 billion.
*  The cash basis efficiency ratio improved to 53.6 percent from 54.0 percent.

Net Interest Income
-------------------
Taxable-equivalent net interest income increased 4 percent to $2.56 billion, as average earning assets grew 10 percent. The net interest yield on earning assets declined by 24 basis points to 3.81 percent due to a higher level of investment securities as a result of leveraging excess capital.

Noninterest Income
------------------
Noninterest income grew 31 percent to $1.86 billion. Investment banking and brokerage fees more than doubled, reflecting strong internal growth as well as the addition of NationsBanc Montgomery Securities in October 1997. Fees from credit cards, service charges and mortgage banking as well as trading were also up.

Efficiency
----------
Noninterest expense rose 12 percent to $2.51 billion, primarily due to the addition of NationsBanc Montgomery Securities. The efficiency ratio improved to
56.7 percent from 57.3 percent a year earlier, reflecting benefits from mergers and internal cost-control measures.

Credit Quality
--------------
Nonperforming assets were $1.44 billion, or .80 percent of net loans, leases, factored accounts receivable and foreclosed properties on June 30, 1998, down from $1.49 billion, or .82 percent a year earlier. The allowance for credit losses totaled $3.21 billion on June 30, 1998, equal to 248 percent of nonperforming loans and 1.78 percent of net loans, leases and factored accounts receivable. The provision for loan losses in the second quarter was $265 million. Net charge-offs were $276 million, equal to an annualized .61 percent of average net loans, leases and factored accounts receivable.

Capital Strength
----------------
Total shareholders' equity was $26.7 billion at June 30, 1998.  This represented
8.66 percent of period-end assets, compared to 8.27 percent on June 30, 1997. Book value per common share rose 11 percent to $27.71 at June 30, 1998 from a year earlier.

NationsBank Corporation, with $308 billion in assets, is the third largest U.S. bank with full-service operations in 16 states and the District of Columbia. NationsBank provides financial products and services to 18 million households and 1 million businesses as well as institutional investors and government agencies throughout the United States and in major markets around the world. The company's shares (Symbol: NB) are listed on the New York Stock Exchange.

                             www.nationsbank.com

NationsBank Corporation

                                         Three Months            Six Months
                                        Ended June 30          Ended June 30
Financial Summary                      1998       1997        1998       1997
(In millions except per-share data)

Operating net income...............  $   1,131  $     919  $   2,270  $   1,774
   Operating earnings per common
     share.........................       1.18        .97       2.38       1.87
   Diluted operating earnings per
     common share..................       1.15        .94       2.32       1.81

Cash basis earnings (1)............      1,268      1,046      2,546      2,014
   Cash basis earnings per common
     share.........................       1.32       1.10       2.67       2.12
   Cash basis diluted earnings per
     common share..................       1.29       1.07       2.60       2.06
Dividends paid per common share....        .38        .33        .76        .66
Price per share of common stock at
  period end.......................      76.69      64.56      76.69      64.56
Average common shares..............    958.392    946.462    954.040    945.826
Average diluted common shares......    982.335    976.453    978.032    976.767

Summary Income Statement (Operating Basis)
(Taxable-equivalent in millions)

Net interest income................  $   2,563  $   2,472  $   5,127  $   4,916
Provision for credit losses........      (265)      (225)      (530)      (447)
Gains on sales of securities.......        108         29        260         72
Noninterest income.................      1,859      1,424      3,635      2,745
Foreclosed properties (expense)
  income...........................       (16)          -       (21)          2
Noninterest expense................    (2,508)     (2,233)   (4,960)    (4,458)

Income before income taxes.........      1,741       1,467     3,511      2,830
Income taxes - including FTE
  adjustment.......................        610         548     1,241      1,056
Operating net income...............  $   1,131  $      919  $  2,270  $   1,774

Summary Balance Sheet
(Average balances in billions)

Loans and leases, net..............  $ 178.958  $  179.430  $177.835  $  178.405
Managed loans and leases, net (2)..    194.104     180.010   193.351     180.235
Securities.........................     47.170      27.210    48.295      27.382
Earning assets.....................    269.831     244.428   270.507     244.761
Total assets.......................    312.540     284.194   313.728     283.906
Deposits...........................    169.584     167.762   168.561     167.943
Shareholders' equity...............     24.855      23.531    24.584      23.598
Common shareholders' equity........     24.797      23.426    24.524      23.458

Performance Indices (Operating Basis)

Return on average common
  shareholders' equity.............     18.27%      15.68%     18.64%     15.18%
Return on average tangible common
  shareholders' equity.............      35.06       30.36      36.29      28.30
Return on average assets...........       1.45        1.30       1.46       1.26
Return on average tangible assets..       1.68        1.53       1.69       1.48
Net interest yield.................       3.81        4.05       3.81       4.05
Efficiency ratio...................      56.71       57.31      56.61      58.19
Cash basis efficiency ratio........      53.60       54.03      53.45      55.05
Net charge-offs (in millions)......  $     276  $      220  $     553  $     435
   % of average loans, leases and
     factored accounts receivable,
     net...........................       .61%        .49%       .62%       .49%
Managed credit card net charge-offs
  as a % of average managed
    credit card receivables........       6.44       6.05        6.57       5.88

Reported Results (Including Merger and Restructuring Items)
(In millions except per-share data)

Net income.........................  $   1,408  $     919  $    1,905  $   1,774
   Earnings per common share.......       1.47        .97        1.99       1.87
   Diluted earnings per common
     share.........................       1.43        .94        1.95       1.81
Return on average common
shareholders' equity...............      22.75      15.68       15.64      15.18

(1) Cash basis earnings equal operating net income excluding amortization of intangibles.
(2) Prior periods are restated for comparison (e.g. acquisitions, divestitures and securitizations).
(3) Ratios and amounts for 1997 have not been restated to reflect the impact of the Barnett Banks, Inc. merger.

                                                                 June 30
                                                             1998       1997
Balance Sheet Highlights
(In billions except per-share data)

Loans and leases, net....................................  $ 179.755  $ 180.424
Securities...............................................     44.958     25.849
Earning assets...........................................    268.393    245.240
Total assets.............................................    307.985    284.286
Deposits.................................................    169.238    168.444
Shareholders' equity.....................................     26.670     23.506
Common shareholders' equity..............................     26.607     23.445
   Per share.............................................      27.71      25.00

Total equity to assets ratio (period-end)................       8.66       8.27

Risk-based capital (3)
   Tier 1 capital ratio..................................       7.30%      6.83%
   Total capital ratio...................................      11.77      11.32

Leverage ratio (3).......................................       6.21       6.05

Common shares issued (in millions).......................    960.352    937.822

Allowance for credit losses..............................  $   3.215  $   3.272
Allowance for credit losses as a % of net loans, leases
   and factored accounts receivable......................       1.78%      1.80%
Allowance for credit losses as a % of
   nonperforming loans...................................     248.15     253.11
Nonperforming loans......................................  $   1.295  $   1.293
Nonperforming assets.....................................      1.443      1.494
Nonperforming assets as a % of:
   Total assets..........................................        .47%       .53%
   Net loans, leases, factored accounts receivable and
     foreclosed properties...............................        .80        .82

Other Data

Full-time equivalent headcount...........................     98,961    100,269
Banking centers..........................................      3,067      3,248
ATMs.....................................................      6,960      6,932


BUSINESS SEGMENT RESULTS - Three months ended June 30, 1998
(In millions)

                                                                        Return
                                                                       on risk
                                                             Average   adjusted
                                       Total      Net       loans and  tangible
                                      Revenue    Income    leases, net  equity

Consumer Banking                     $   2,578  $     503  $  99,394      30%
Commercial Banking                         480        187     34,313      29
Asset Management                           316         82      8,935      44
Corporate Finance                          983        249     36,842      25